Exhibit 99.B.16.B

                                 CODE OF ETHICS

                         EFFECTIVE DATE: January 2, 2001

     This Code of Ethics is being adopted to effectuate the purposes and objectives of Sections 204A and Section 206 of the Investment Advisers Act of 1940 (the "Advisers Act"), Rule 204-2 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 (the "Company Act"). Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers, including Oakwood Capital Management, LLC ("Oakwood"). Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers. Section 206 of the Advisers Act makes it unlawful, among other things, for Oakwood and its employees in connection with the purchase or sale by such person of a security held or to be acquired by Oakwood for a client:

     (1) To employ any device, scheme or artifice to defraud any client or prospective clients;

     (2) To make any untrue statement of a material fact or omit to state to a client or prospective client a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

     (3) To engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or

     (4) To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

Rule 17j-1 also requires an adviser to an investment company adopt a written code of ethics containing provisions reasonably necessary to prevent persons from violating the above standard and to prevent violations of its code of ethics. This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and to assure that Oakwood's clients interests are considered first. This Code also establishes procedures reasonably necessary to prevent violations of this Code.

Investment managers are in a position of trust and responsibility and owe their customers a duty of loyalty. Oakwood, as an investment management organization, maintains a policy of putting the interests of clients above personal interests with respect to the personal security transactions of its officers and employees. All officers and employees of Oakwood are expected at all times to conduct personal investing activities in such a way that no conflict of interest is created which could adversely affect personal objectivity, independence and investment judgment.

Section I. PERSONAL SECURITIES TRADING POLICY AND AVOIDANCE OF CONFLICT OF
           INTEREST.

It is the intent of this policy to ensure that all officers and employees of Oakwood comply with the highest ethical standards of the investment management profession when conducting personal securities transactions. Since it is not possible for all situations to be anticipated we encourage all members of the firm to resolve each situation with integrity and with the spirit of the above policy statements in mind. Any supervisor or the Compliance Officer will be happy to discuss any individual situations that may arise.

To aid officers and employees in avoiding possible conflicts of interest in connection with their personal trading, all must comply with the following:

     A. Each officer and employee of Oakwood must conduct all personal security transactions, as well as those of the members of his/her household and those of any entity of which he/she acts as a fiduciary in such a manner that no conflict with the interests of clients is created.

     B. All officers and employees of Oakwood must refrain from informing any person outside the firm about any pending purchase or pending sale of any security by the firm on behalf of the firm's clients (except as necessary during the normal course of trading). All officers and employees must also avoid disclosing to any outsider the existence of any partially completed programs to buy or sell specific securities (except as necessary during the normal course of trading).

     C. All officers and employees of Oakwood shall refrain from initiating any personal security transactions in a security on the same day that the firm is also buying or selling that same security for clients' accounts unless the firm's transactions for clients' accounts have become fully executed or canceled.

     D. Prior to engaging in any personal security transaction, each officer and employee of Oakwood must obtain prior written approval of the transaction from the Compliance Officer, or in his absence, the Designated Officers. THE DESIGNATED OFFICERS ARE THE DIRECTOR OF THE EQUITY DEPARTMENT FOR EQUITY TRANSACTIONS AND THE DIRECTOR OF THE FIXED INCOME DEPARTMENT FOR FIXED INCOME TRANSACTIONS. A sample form is included as Exhibit D. In determining whether to approve a transaction, the Compliance Officer or the appropriate Designated Officer will consider whether (i) Oakwood is purchasing or selling the security for any client account, (ii) the proposed transaction is in compliance with Sections I E. and I F., and (iii) there are any other conflicts of interest involved in the proposed security transaction. The approval is good only for the day the approval is requested. Therefore, if for any reason, an Oakwood officer or employee is unable to complete his trade on the day of written approval, for example, because he has placed a limit order, the officer or employee will need to submit his request again on the next day he wishes to engage in the transaction.

          The following transactions are exempt from (a) the prohibition related to trading on the same day as clients before client transactions are completed contained in Section I C. of the Code and (b) the requirement for prior written approval in Section I D. of the Code:

          1.   Any purchase or sale of shares of an open-end investment company;

          2. Any purchase or sale of a U.S. government or U.S. government agency security;

          3. Transactions that result from an automatic dividend reinvestment plan;

          4. Purchases effected upon the exercise of rights issued by an issuer pro rated to all holders of a class of its securities and sales of such rights so acquired; or

          5. Transactions over which the employee has no control, including a margin call if the brokerage firm has the authority to determine, in its sole discretion, the security(ies)to be sold.

     E. All officers and employees of Oakwood are prohibited from purchasing any security in an initial public offering ("IPO") unless: (a) the reason the person has access to the IPO is not related to the employee's position at Oakwood; and (b) the Compliance Officer or in his absence, the Designated Officer, has approved the transaction in writing and given a written justification for his decision.

     F. All officers and employees of Oakwood are prohibited from purchasing any security in a private placement unless: the Compliance Officer or the Designated Officer has approved the private placement transaction in writing and given a written justification for his decision including a written explanation of why the private placement transaction is not appropriate for any client account.

     G. Reporting Requirements. The following reports shall be treated confidentially, but are open to inspection by Oakwood's attorneys, and the staff of the Securities and Exchange Commission upon request and as required by law.

          1. Initial Holdings Report. Within 10 days of employment at Oakwood, each employee is asked to disclose in a written report (1) all securities held by the employee and any account in which the employee has a beneficial ownership as that term is defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("Beneficial Ownership Account") (see Appendix A for a copy of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934), and
               (2) the names of each broker, dealer and/or bank at which an employee or a Beneficial Ownership Account of the employee maintains a securities account and the title on each such account. See Exhibit A for a copy of this report.

          2. Quarterly Transaction Report. Each employee shall complete a Personal Securities Transaction and Securities Account quarterly report for each calendar quarter EVEN IF THE EMPLOYEE DOES NOT HAVE ANY PERSONAL SECURITIES TRANSACTIONS OR NEW SECURITIES
               ACCOUNTS TO REPORT and submit the Report to the Compliance Officer no later than 10 days after the end of each calendar quarter. If that day is not a business day, then the Personal Securities Transaction and Securities Account quarterly report shall be submitted no later than the first business day thereafter. See Exhibit B for a copy of this report. Employees shall report the transactions and any new securities accounts for all employee accounts and Beneficial Ownership Accounts even if the transaction was not required to have prior written approval.

               Each employee shall direct each brokerage firm and/or bank where the employee or a Beneficial Ownership Account related to the employee has an account to supply the Compliance Officer, on a timely basis, duplicate copies of all trade confirmations and account statements.

          3. Annual Holdings Report. Within ten days of the adoption of this Code of Ethics and within thirty days of the end of each calendar year thereafter, each employee shall report in writing to the Compliance Officer (1) all securities (including any privately held securities such as limited partnership or limited liability company membership interests) held by the employee and any Beneficial Ownership Account of the Employee, and (2) the names of each broker, dealer and/or bank at which the names of each broker, dealer and/or bank at which an employee or a Beneficial Ownership Account of the Employee maintains a securities account and the title on each such account, and the name on each such account. See Exhibit C for a copy of this report.

          4. Duplicate Confirmations. Each officer and employee shall instruct all brokerage firms at which the officer or employee has an account to send duplicate confirmations to Oakwood, Attention:
               Nicanor Mamaril.

          5. Reporting violations. Any employee who becomes aware of any apparent violation of the Code of Ethics shall promptly report such apparent violation to the Compliance Officer or Oakwood's CEO.

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
     H.   Review of reports

          The Compliance Officer shall be responsible for reviewing all, confirmations of transactions and monthly brokerage or custodial statements for all employee accounts, Initial Holdings Reports, Annual Holdings Reports, Personal Securities Transaction and Securities Account Quarterly Reports and any other documents deemed necessary to assure compliance with this Code of Ethics. The Compliance Officer shall review these documents on a prompt basis.

          In order to achieve an effective and independent review and avoid any conflict of interest, the Compliance Officer may delegate or seek help from the Director of Equity and/or Director of Fixed Income the review of his own personal securities transactions as well as other officers or employees with similar capacities.

          The Compliance Officer shall prepare a written report each quarter to the governing board of any investment company for which Oakwood acts as adviser or sub-adviser (or as otherwise directed by the governing board's representative) that shall include information about any material violations and sanctions imposed in response to those violations during the prior calendar year or other reporting period requested by the investment company. If appropriate, the Compliance Officer shall certify to the governing board of any investment company for which Oakwood acts as adviser or sub-adviser that Oakwood has adopted procedures reasonably necessary to prevent its access persons from violating its Code of Ethics.

     I.   Sanctions.

          The sanctions for violation of the Code of Ethics may include any or all of the following: (1) a letter of censure, (2) a fine, (3) temporary suspension of employment, (4) termination of employment, (5) disgorgement of any ill-gotten profits or avoidance of losses, (6) and/or any other sanction deemed appropriate by Oakwood's Compliance Officer.

     J.   Retention of Records.

          This Code of Ethics and a copy of each report made by an employee hereunder shall be maintained by Oakwood.

SECTION II. POLICY ON INSIDER TRADING

Oakwood absolutely forbids any officer or employee from trading, either personally or on behalf of others, (including mutual funds or managed private accounts by Oakwood), on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is referred to as "insider trading." Oakwood's policy applies to every officer and employee and extends to activities outside their duties at Oakwood as well as to their duties within the firm. Every officer and employee must read and retain this statement of policy. Any questions regarding Oakwood's policy on insider trading should be directed to the Compliance Officer.

While the federal securities laws do not define "insider trading" it has been generally referred to as trading in the securities of a company about which one possesses information that is both material and nonpublic or to communicate such material nonpublic information to others.

In general, it is understood that the law against insider trading prohibits:

     1. trading by an insider, while in possession of material nonpublic information, or

     2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     3.   communicating material nonpublic information to others.

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
The definitions and elements of insider trading and the penalties for unlawful conduct are discussed below. If, after reviewing this policy, you have any questions, please contact the Compliance Officer.

     1.   Definition of an Insider

          The definition of an "insider" is very broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, the company's attorneys, accountants, consultants, bank lenders and the employees of those organizations. Oakwood may become a temporary insider of a company whose portfolio it manages or for which it performs other services. According to Supreme Court decisions, the company must have an expectation that the outsider would keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be deemed an insider.

     2.   What is Material Information?

          Trading on inside information is not a finding of liability unless the information is material. "Material information" is generally defined as that which a reasonable investor would consider important in making his or her investment decision or information the disclosure of which would be likely to have any impact on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and unusual or extraordinary management developments.

          Material information does not have to relate to a company's business. The Supreme Court has considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the date that reports on various companies would appear in the Journal and whether or not those reports would be favorable. An Oakwood employee might learn, in the course of communicating with a company whose pension plan we manage, that a highly regarded Chief Executive Officer was seriously ill. While not directly related to the day to day business of the company a knowledge of the extended illness of a well known and visionary executive would be very likely to be deemed material.

     3.   What is Nonpublic Information?

          Information is "nonpublic" until it has been disseminated to the marketplace in general (as opposed to a select group of investors) and investors have had an opportunity to react to the information. One must be able to point to some fact to show that the information is generally known. For example, information found in a report filed with the SEC, or appearing in The Wall Street Journal, on a news service or in other publications of general circulation would be considered public.

     4.   Bases for Liability

          Fiduciary duty theory - In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises ONLY where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading.

          In 1983, the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duty as that of an insider: they can either enter a confidential relationship with the company through which they gain information or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

          In the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

          Misappropriation theory - Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. A columnist defrauded The Wall Street Journal when he stole information from the Journal and traded on it in the securities marketplace.

          It should be noted  that the  misappropriation  theory  can be used to
          reach  a  variety  of  individuals   not  previously   thought  to  be
          encompassed under the fiduciary duty theory.

     5.   Penalties for Insider Trading

          Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

          *    Civil injunctions
          *    Treble damages
          *    Disgorgement of profit
          *    Jail
          * Fines for the violator of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
          * Fines for the employer or other control person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

          In addition, any violation of this policy statement could be expected to result in sanctions by Oakwood as well, including dismissal of the person involved.

SECTION II. PROCEDURES TO IMPLEMENT THIS POLICY

The following procedures have been established to aid the officers and employees of Oakwood in avoiding insider trading and to aid the firm in preventing, detecting and imposing sanctions against insider trading. Every officer and employee of Oakwood must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions, please consult the Compliance Officer.

l. Identifying Inside Information - Before trading for yourself or others, including investment companies or private accounts managed by Oakwood, in the securities of a company about which you may have potential inside information, ask yourself the following:

     a. Is the information material? In other words is this information an investor would consider important in making an investment decision? Would this information, once disclosed, substantially affect the market price of the company's securities?

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
     b. Is the information nonpublic? To whom has it been provided? Has this information been effectively communicated to the marketplace by being published in REUTERS, BUSINESS WEEK or the WALL STREET JOURNAL?

          If, after consideration of the above, you believe that the information is both material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

          (1)  Report the matter immediately to Oakwood's Compliance Officer.

          (2) Refrain from purchasing or selling the securities on behalf of yourself or others, including investment companies or private accounts managed by Oakwood.

          (3) Do not communicate the information inside or outside Oakwood, other than to the Compliance Officer.

          (4) After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate the information.

2. Personal Securities Trading - All officers and employees of Oakwood shall submit to the Compliance Officer a report of each security transaction in which they, their families (defined as the spouse, minor children and adults living in the same household as the officer or employee) and trusts of which they are trustee or in which they have a beneficial interest have participated within ten days after the end of the calendar quarter. This report shall include the name of the security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. This requirement shall be satisfied by each officer and employee by complying with the quarterly personal securities transaction report.

3. Restricting Access to Material Nonpublic Information - Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Oakwood, except as provided in Paragraph l above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

4. Resolving Issues Concerning Insider Trading - If, after consideration of the items set forth in Paragraph l, doubt remains as to whether information is material or nonpublic, or if there is any unresolved questions as to the applicability or interpretation of the above delineated procedure, or as to the propriety or any contemplated action, it must be discussed with Oakwood's Compliance Officer before trading or communicating the information to anyone.

ACKNOWLEDGMENT

I have read and understand the foregoing procedures and will comply in all respects with such procedures.



------------------------------------------                  --------------------
NAME                                                        DATE

                                   APPENDIX A

           RULE 16A-1(a)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934

Other than for purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered under Section 12 of the Act, the term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

     (i) The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

     (ii) The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

          (A) Securities held by members of a person's immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted; see also Rule 16a-1(a)(4);

          (B) A general partner's proportionate interest in the portfolio securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of:

               (1) The general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio securities; or

               (2) The general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

          (C) A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

               (1) The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and

               (2) Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

          (D) A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

          (E) A person's interest in securities held by a trust, as specified in Rule 16a-8(b); and

          (F) A person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

    (iii) A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

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
                                    EXHIBIT A
                         OAKWOOD CAPITAL MANAGEMENT, LLC
              INITIAL PERSONAL HOLDINGS AND BROKERAGE ACCOUNT LIST
                        TO BE COMPLETED BY ALL EMPLOYEES

To the Compliance Officer of Oakwood Capital Management, LLC:

1. I hereby acknowledge receipt of a copy of the Code of Ethics dated 01/02/01 for Oakwood Capital Management, LLC (the "Code").

2. I have read and understand the Code and recognize that I am subject thereto as an employee of Oakwood Capital Management, LLC ("Oakwood").

3. I agree that the terms used in this Report shall have the same meaning as they do in the Code of Ethics dated 01/02/01.

4. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve Client Accounts, such as any economic relationship between my transactions and Securities held or to be acquired by Client Accounts.

5. As of the date below, the following are the names of each broker, dealer and/or bank where I or my Beneficial Ownership Accounts have a securities account (you may attach a list instead of completing the information on this form):

================================================================================

Title of Account                        Name of Broker/Dealer or Bank
----------------                        -----------------------------






6. As of the date below, the list below includes all securities which I and my Beneficial Ownership Accounts hold (you may attach a list instead of completing the information on this form):

     Name of             Number of      Name of             Relation of Employee
     Security            Shares         Account Holder      To Account Holder
     --------            ------         --------------      -----------------







NOTE: YOU DO NOT NEED TO REPORT OWNERSHIP OF U.S. GOVERNMENT OBLIGATIONS AND
      REGISTERED OPEN-END MUTUAL FUNDS.



--------------------------------------                 -------------------------
Signature                                                              Date


Print Name:
            --------------------------

                                    EXHIBIT B

                         OAKWOOD CAPITAL MANAGEMENT, LLC
                       PERSONAL SECURITIES TRANSACTION AND
                       SECURITIES ACCOUNT QUARTERLY REPORT
For the quarter ended
                      ---------------

Rule 204-2 (a)(12) under the Investment Advisers Act requires employees of an investment adviser to report within ten days of the end of every calendar quarter all personal Securities transactions in which the employee acquires a direct or indirect beneficial interest as that term is defined under Rule
16a-1(a)(2) of the Securities Exchange Act of 1934. Rule 17j-1 under the Investment Company Act requires employees of an investment adviser to an investment company to report, within ten days of the end of every calendar quarter, information about any new Securities account for the employee at a broker, dealer or bank. Oakwood Capital Management, LLC ("Oakwood") also requires reporting of all personal Securities transactions and all new Securities accounts at a broker, dealer or bank for Employee-Related Accounts or Employee Client Accounts as those terms are defined in Oakwood's Code of Ethics. I hereby certify that this report reflects all personal Securities transactions and all new securities accounts established at a broker, dealer or bank during the above-referenced quarter for me and all of my Employee-Related Accounts, my Employee Client Accounts and my Beneficial Ownership Accounts, as those terms are defined in Oakwood's Code of Ethics.

The term "securities" includes any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, securities acquired in privately placed offerings, financial commodities, other derivative products and interests in limited partnerships, limited liability companies, except U.S. government obligations and registered open end mutual funds.

IF NO REPORTABLE TRANSACTIONS TOOK PLACE DURING THE ABOVE REFERENCED QUARTER, CHECK THE BOX:

The following lists all transactions in securities for me and my Beneficial Ownership Accounts during the above-referenced quarter (you may attach a list instead of completing the information on this form):

                  SECURITY     NO. OF    DOLLAR AMOUNT      BUY OR SELL    PRICE PER    BROKER
 DATE OF TRANS.   AND CLASS    SHARES    OF TRANSACTION     TRANSACTION      SHARE      OR BANK
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------


     NOTE: INSTEAD OF LISTING TRANSACTIONS, AN EMPLOYEE MAY ATTACH CONFIRMATIONS
           FOR EACH TRANSACTION. IF YOU CHOOSE TO ATTACH CONFIRMATIONS, PLEASE LIST THE NUMBER OF ATTACHED CONFIRMATIONS: [ ]

Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve a client account such as the existence of any economic relationship between my transactions and Securities held or to be acquired by Oakwood's client.

IF NO NEW SECURITIES ACCOUNT WAS ESTABLISHED BY ME OR A BENEFICIAL OWNERSHIP ACCOUNT DURING THE ABOVE REFERENCED QUARTER, CHECK THE BOX AND SIGN BELOW.

The following lists the names of each broker, dealer and/or bank where I and my Beneficial Ownership Accounts established a securities account during the above-referenced quarter (you may attach a list instead of completing the information on this form):


       Title of Account                      Name of Broker/Dealer or Bank
       ----------------                      -----------------------------




------------------------------------------        ------------------------------
Signature                                         Date



Print Name:
            ------------------------------------------

                                    EXHIBIT C
                         OAKWOOD CAPITAL MANAGEMENT, LLC
                             ANNUAL HOLDINGS REPORT


To the Compliance Officer of Oakwood Capital Management, LLC:


1. I agree that the terms used in this Report shall have the same meaning as they do in the Code of Ethics dated 01/02/01.

2. As of the date below, the following are the names of each broker, dealer and/or bank where I and my Beneficial Ownership Accounts have a securities account (you may attach a list instead of completing the information on this form):


Title of Account                        Name of Broker/Dealer or Bank
----------------                        -----------------------------





3. As of the date below, the list below includes all securities which I and my Beneficial Ownership Accounts hold (you may attach a list instead of completing the information on this form):


     Name of             Number of          Name of            Relation of
     Employee            Security Shares    Account Holder     To Account Holder
     --------            ---------------    --------------     -----------------



NOTE: YOU DO NOT NEED TO REPORT OWNERSHIP OF U.S. GOVERNMENT OBLIGATIONS AND
      REGISTERED OPEN-END MUTUAL FUNDS.



------------------------------------------        ------------------------------
Signature                                         Date

Print Name:
            ----------------------------------------

                                    EXHIBIT D
              REQUEST FOR PERSONAL INVESTMENT TRANSACTION APPROVAL

Valid  only  through  the  business  day  on  which  approval  was  given.   Any
transaction, or portion thereof, not so completed will require a new approval.

NAME:                                          DATE:
-----                                          -----



(Circle one)                        BUY
                                    SELL


                                   TRANSACTION

       NO. OF SHARES                  SYMBOL                  SECURITY
       -------------                  ------                  --------





                     (CIRCLE APPROPRIATE DESCRIPTION BELOW)

    EQUITY:  Common Stock              FIXED:  Corporate Bond

             ADR                               Convertible
             Other                             High-yield Bond
                   -------------


    MUTUAL FUND NAME:                          Municipal Bond
    ----------------
      (CLOSED END)


I hereby request permission to effect a transaction in the security as indicated above for my account. I am familiar with and agree to abide by the requirements set forth in the Code of Ethics and certify that this request is made in compliance with the Code of Ethics.

Signature of person requesting approval:
                                         ---------------------------------------

                              TRANSACTION APPROVAL


Approved by:
             ---------------------------------------

Signature:
           -----------------------------------------

Date:
      ----------------------------------------------